Exhibit 10.1
UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.
STATE OF ALABAMA
STATE BANKING DEPARTMENT

In the Matter of
Docket No. 08-034-B-HC 08-034-B-SM
CAPITALSOUTH BANCORP
Birmingham, Alabama

and CAPITALSOUTH BANK Birmingham, Alabama	Cease and Desist Order Issued Upon Consent Pursuant to the Federal Deposit Insurance Act, as Amended
     WHEREAS, in recognition of their common goal to maintain the financial soundness of CapitalSouth Bancorp, Birmingham, Alabama, a registered bank holding company (“Bancorp”), and its subsidiary bank, CapitalSouth Bank (the “Bank”), a state chartered bank that is a member of the Federal Reserve System, Bancorp and the Bank have consented to the issuance of a Cease and Desist Order (the “Order”) by the Board of Governors of the Federal Reserve System (the “Board of Governors”) and the Alabama State Banking Department (the “Superintendent”);
     WHEREAS, on October 29, 2008, the boards of directors of Bancorp and the Bank, at duly constituted meetings, adopted resolutions authorizing and directing W. Dan Puckett, and W. Dan Puckett, to enter into this Order on behalf of Bancorp and the Bank, respectively, and consenting to compliance with each and every provision of this Order by Bancorp, the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)) and waiving any and all rights that Bancorp and the Bank may have pursuant to Section 8 of the FDI Act (12 U.S.C. § 1818) to: (i) a hearing for the purpose of taking evidence on any matters set forth in this Order; (ii) judicial review of this Order; (iii) contest the issuance of this Order by the Board of Governors pursuant to Section 8 of the FDI Act and the Superintendent pursuant to Section 5-2A-12 (1975) of the Alabama Banking Code; and (iv) challenge or contest, in any manner, the basis, issuance, validity, terms, effectiveness or enforceability of this Order or any provisions hereof.
     NOW, THEREFORE, IT IS HEREBY ORDERED, pursuant to sections 8(b)(1) and 8(b)(3) of the FDI Act, and Section 5-2A-12 of the Code of Alabama, that Bancorp, the Bank, and their institution-affiliated parties shall cease and desist and take affirmative actions as follows:
Board Oversight
     1. Within 60 days of this Order, the board of directors of the Bank shall submit to the Reserve Bank and the Superintendent a written plan to strengthen board oversight of the management and operations of the Bank and its wholly owned subsidiary, Mortgage Lion, Inc. (“Mortgage Lion”) The plan shall, at a minimum, address, consider, and include:
          (a) The actions that the board of directors will take to improve the Bank’s condition and maintain effective control over, and supervision of, the Bank’s senior management and major operations and activities, including but not limited to credit risk management, loan underwriting, and credit administration;

          (b) a description of the detailed information to be included in the periodic reports that will be reviewed by the board of directors in its oversight of the operations and management of the Bank, including information sufficient to assess management’s adherence to applicable written plans, policies, procedures, and programs and compliance with applicable laws and regulations; and
          (c) the deficiencies related to the board of directors’ oversight of management noted in the report of the examination of the Bank conducted by the Superintendent and the Reserve Bank that commenced on May 5, 2008 (the “Report of Examination”).
Management Review
     2. Within 30 days of this Order, the board of directors of the Bank shall engage an independent consultant acceptable to the Reserve Bank and the Superintendent to assess the Bank’s management and staffing needs and the qualifications and performance of all senior executive officers (the “Management Review”), and prepare a written report of findings and recommendations (the “Report”). The Management Review’s purpose shall be to aid in the development of a suitable management structure that is adequately staffed by qualified and trained personnel, particularly in the areas of loan underwriting, credit administration, loan workout, owned real estate (“ORE”) disposition, and asset/liability management. Within 10 days of the engagement of the Bank’s independent consultant, but prior to the commencement of the Management Review, the Bank shall submit an engagement letter to the Reserve Bank and the Superintendent for approval. The engagement letter shall require the independent consultant to submit its Report within 30 days of the approval of the engagement letter and to provide a copy of its Report to the Reserve Bank and the Superintendent at the same time that it is provided to the Bank. The Management Review shall, at a minimum, address, consider, and include:
          (a) The identification of the type and number of officers needed to manage and supervise properly the affairs of the Bank;
          (b) an evaluation of each officer to determine whether the individual possesses the ability, experience, and other qualifications required to perform competently present and anticipated duties, including the ability to comply with applicable laws and regulations, adhere to the Bank’s established policies and procedures, restore and maintain the Bank to a safe and sound condition, and comply with the requirements of this Order; and
          (c) the establishment of a formal organizational structure that provides for clear lines of authority and responsibility for monitoring adherence to established policies and procedures.
     3. Within 30 days of the Bank’s receipt of the Report, the board of directors of the Bank shall submit a written management plan (the “Management Plan”) to the Reserve Bank and the Superintendent that fully addresses the findings and recommendations in the Report and describes the specific actions that the board of directors proposes to take in order to strengthen the Bank’s management, including but not limited to plans to hire or appoint additional or replacement personnel, and an organization chart.

Credit Risk Management
     4. Within 60 days of this Order, the Bank shall submit an acceptable written plan to the Reserve Bank and the Superintendent that describes the specific actions that the Bank’s board of directors proposes to take to strengthen the Bank’s credit risk management practices and to address the deficiencies relating to credit risk management noted in the Report of Examination. The plan shall, at a minimum, address, consider, and include:
          (a) Enhanced risk monitoring policies, procedures, and practices to identify, measure, monitor, and control risks arising from concentrations of credit by industries, types of loans, and geographic locations, consistent with Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07-1); and
          (b) enhanced management information systems to provide accurate and timely information to the Bank’s management and board of directors, including but not limited to, updated problem loan or watch reports and ORE reports.
Lending and Credit Administration
     5. Within 60 days of this Order, the Bank shall submit to the Reserve Bank and the Superintendent acceptable revised written lending and credit administration policies and procedures that shall, at a minimum, address, consider and include:
          (a) Underwriting standards that are appropriate for each type of loan product offered by the Bank, including, at a minimum:
               (i) Documented analysis of the borrower’s repayment source, creditworthiness, and debt service ability;

               (ii) procedures for reviewing, extending, or modifying existing loans, including procedures for documenting the bases for each renewal, extension, or modification; and
               (iii) procedures to ensure that the Bank obtains independent appraisals consistent with the Interagency Statement on Independent Appraisal and Evaluation Functions dated October 27, 2003 (SR 03-18), and the Interagency Appraisal and Evaluation Guidelines, dated October 27, 1994 (SR 94-55), as well as the requirements of Subpart G of Regulation Y of the Board of Governors (12 C.F.R. Part 225, Subpart G) made applicable to state member banks by section 208.50 of Regulation H of the Board of Governors (12 C.F.R. § 208.50);
          (b) controls to ensure uniform adherence to all loan policies and procedures;
          (c) procedures to ensure that the Bank receives timely and accurate information on all loans serviced by third parties; and
          (d) measures to address the deficiencies in lending and credit administration noted in the Report of Examination.
Loan Review
     6. Within 60 days of this Order, the Bank shall submit to the Reserve Bank and the Superintendent an acceptable written program for the on-going review and grading of the loan portfolios of the Bank and Mortgage Lion by a qualified independent party or by qualified staff that is independent of the Bank’s and Mortgage Lion’s lending functions. The program shall, at a minimum, address, consider, and include:
          (a) The scope and frequency of the loan review;

          (b) standards and criteria for assessing the credit quality of the loans;
          (c) application of loan grading standards and criteria to the loan portfolio; and
          (d) periodic written reports to the board of directors that identify the status of those loans that are adversely graded and the prospects for full collection or strengthening of the quality of any such loans.
Asset Improvement
     7. (a) The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, who is obligated to the Bank in any manner on any extension of credit or portion thereof that has been charged off by the Bank or classified, in whole or in part, “loss” or “doubtful” in the Report of Examination or in any subsequent report of examination, as long as such credit remains uncollected.
          (b) The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, whose extension of credit has been classified “substandard” in the Report of Examination or in any subsequent report of examination, without the prior approval of the board of directors. The board of directors shall document in writing the reasons for the extension of credit or renewal, specifically certifying that: (i) the extension of credit is necessary to protect the Bank’s interest in the ultimate collection of the credit already granted or (ii) the extension of credit is in full compliance with the Bank’s written loan policy, is adequately secured, and a thorough credit analysis has been performed indicating that the extension or renewal is reasonable and justified, all necessary loan documentation has been properly and accurately prepared and filed, the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit, and the board of directors reasonably believes that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the board of directors meetings, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review. For purposes of this Order, the term “related interest” is defined as set forth in Section 215.2(n) of Regulation O of the Board of Governors (12 C.F.R. § 215.2(n)).
     8. (a) Within 60 days of this Order, the Bank shall submit to the Reserve Bank and the Superintendent an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $500,000, including ORE and pools of loans, that (i) is past due as to principal or interest more than 90 days as of the date of this Order; (ii) is on the Bank’s problem loan list; or (iii) was adversely classified in the Report of Examination.
          (b) Within 30 days of the date that any additional loan or other asset in excess of $500,000, including ORE and pools of loans, becomes past due as to principal or interest for more than 90 days, is on the Bank’s problem loan list, or is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank and the Superintendent an acceptable written plan to improve the Bank’s position on such loan or asset.

          (c) Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank and the Superintendent to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current problem loan list, extension report, and past due/non-accrual report.
Allowance for Loan and Lease Losses
     9. (a) Within 10 days of this Order, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” in the Report of Examination that have not been previously collected in full or charged off. Thereafter the Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank and the Superintendent.
          (b) Within 60 days of this Order, the Bank shall review and revise its ALLL methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17), and the findings and recommendations regarding the ALLL set forth in the Report of Examination, and submit a description of the revised methodology to the Reserve Bank and the Superintendent. The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, the reliability of the Bank’s loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank’s loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectibility.
          (c) Within 60 days of this Order, the Bank shall submit to the Reserve Bank and the Superintendent an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Order, the Bank shall submit to the Reserve Bank and the Superintendent, within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.
Capital Plan
     10. Within 60 days of this Order, Bancorp and the Bank shall submit to the Reserve Bank and the Superintendent an acceptable joint written plan to maintain sufficient capital at Bancorp, on a consolidated basis, and at the Bank, as a separate legal entity on a stand-alone basis. The plan shall, at a minimum, address, consider, and include:

          (a) The consolidated organization’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);
          (b) The Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);
          (c) the volume of the Bank’s adversely classified assets;
          (d) the nature and level of the Bank’s asset concentrations;
          (e) the adequacy of the Bank’s ALLL;
          (f) any planned asset growth;
          (g) the anticipated level of retained earnings;
          (h) anticipated and contingent liquidity needs;
          (i) the source and timing of additional funds to fulfill the future capital needs of Bancorp and the Bank and the ALLL needs of the Bank; and
          (j) the requirements of Section 225.4(a) of Regulation Y of the Board of Governors that Bancorp shall serve as a source of strength to the Bank (12 C.F.R. § 225.4(a)).
     11. The board of directors of the Bank shall monitor and review the sufficiency of the capital of the Bank on a monthly basis. The board of directors of Bancorp shall monitor and review the sufficiency of the capital of Bancorp on a quarterly basis. Each board shall reflect such reviews in the minutes of the board of directors’ meetings.
Liquidity/Funds Management
     12. Within 60 days of this Order, the Bank shall submit to the Reserve Bank and the Superintendent an acceptable revised written plan designed to improve management of the Bank’s liquidity position and funds management practices. The plan shall, at a minimum, address, consider, and include:
          (a) Steps to diversify sources of funding and reduce reliance on short-term wholesale funding;
          (b) measures to enhance the monitoring and reporting of the Bank’s liquidity position; and
          (c) the maintenance of sufficient liquidity to meet contractual obligations and unanticipated demands.
     13. Within 60 days of this Order, Bancorp and the Bank shall submit to the Reserve Bank and the Superintendent an updated joint contingency funding plan that, at a minimum, identifies available sources of liquidity and includes adverse scenario planning.
Earnings Plan and Budget
     14. (a) Within 60 days of this Order, the Bank shall submit to the Reserve Bank and the Superintendent a written business plan for 2009 to improve the Bank’s earnings and overall condition. The plan, at a minimum, shall provide for or describe:
               (i) a realistic and comprehensive budget for calendar year 2009, including income statement and balance sheet projections; and
               (ii) a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.
          (b) A business plan and budget for each calendar year subsequent to 2009 shall be submitted to the Reserve Bank and the Superintendent at least 30 days prior to the beginning of that calendar year.
Dividends and Distributions
     15. (a) Bancorp and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director of the Division of Banking Supervision and Regulation of the Board of Governors (“Director”), and the Superintendent.
          (b) Bancorp shall not, directly or indirectly, take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank and the Superintendent.
          (c) Bancorp and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank, the Director, and the Superintendent.
          (d) All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information, as appropriate, on Bancorp’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and ALLL; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Bancorp and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323), and Alabama State policies on dividends.
Debt and Stock Redemption
     16. (a) Bancorp and its nonbank subsidiaries shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank and the Superintendent. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
          (b) Bancorp shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank and the Superintendent.
Compliance with Laws and Regulations
     17. Bancorp and the Bank shall immediately take all necessary steps to correct all violations of laws and regulations set forth in the Report of Examination. In addition, the boards of directors of Bancorp and the Bank shall take necessary steps to ensure Bancorp and the Bank’s future compliance with all applicable laws and regulations.
     18. In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Bancorp and the Bank shall comply with the notice provisions of Section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.) and also provide written notice to the Superintendent.
     19. Bancorp and the Bank shall comply with the restrictions on indemnification and severance payments of Section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).
Compliance with the Order
     20. (a) Within 10 days of this Order, the boards of directors of Bancorp and the Bank shall appoint a joint compliance committee (the “Compliance Committee”) to monitor and coordinate compliance with the provisions of this Order. The Compliance Committee shall include at least three outside directors who are not executive officers or principal shareholders of Bancorp and the Bank, as defined in sections 215.2(e)(1) and 215.2(m)(1) of Regulation O of the Board of Governors (12 C.F.R. §§ 215.2(e)(1) and 215.2(m)(1)). At a minimum, the Compliance Committee shall meet at least monthly, keep detailed minutes of each meeting, and report its findings to the board of directors.
          (b) Within 30 days after the end of each calendar quarter following the date of this Order, Bancorp and the Bank shall submit to the Reserve Bank and the Superintendent written progress reports detailing the form and manner of all actions taken to secure compliance with this Order and the results thereof.

Approval and Implementation of Plans, Policies, Procedures, and Programs
     21. (a) Bancorp and the Bank, as applicable, shall submit written plans, policies, procedures, an engagement letter, and programs that are acceptable to the Reserve Bank and the Superintendent within the applicable time periods set forth in paragraphs 2, 4, 5, 6, 8, 9(c), 10 and 12 of this Order.
          (b) Within 10 days of approval by the Reserve Bank and the Superintendent, Bancorp and the Bank, as applicable, shall adopt the approved plans, policies, procedures, an engagement letter, and programs. Upon adoption, Bancorp and the Bank, as applicable, shall promptly implement the approved plans, policies, procedures, and programs and thereafter fully comply with them.
          (c) During the term of this Order, the approved plans, policies, procedures, and programs shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Superintendent, as appropriate.
Communications
     22. All communications regarding this Order shall be sent to:
(a)	Mr. Steve Wise Assistant Vice President Federal Reserve Bank of Atlanta 1000 Peachtree Street, N.E. Atlanta, Georgia 30309-4470

(b)	Mr. John D. Harrison Superintendent of Banks State of Alabama State Banking Department 401 Adams Avenue, Ste. 680 Montgomery, Alabama 36130-1201

(c)	Mr. W. Dan Puckett Chairman of the Board of Directors CapitalSouth Bank 2340 Woodcrest Place Birmingham, Alabama 35209
Miscellaneous
     23. Notwithstanding any provision of this Order to the contrary, the Reserve Bank and the Superintendent may, in their sole discretion, grant written extensions of time to Bancorp and the Bank to comply with any provision of this Order.
     24. The provisions of this Order shall be binding upon Bancorp, the Bank and their institution-affiliated parties, in their capacities as such, and their successors and assigns.
     25. Each provision of this Order shall remain effective and enforceable until stayed, modified, terminated or suspended in writing by the Reserve Bank and the Superintendent.
     26. The provisions of this Order shall not bar, estop or otherwise prevent the Board of Governors, the Reserve Bank, the Superintendent, or any other federal or state agency from taking any other action affecting Bancorp, the Bank, or any of their current or former institution-affiliated parties and their successors and assigns.

     27. The Alabama Superintendent of Banks, having duly approved this Order, and the Bank, through its board of directors, agree that the issuance of this Order by the Board of Governors shall be binding as between the Bank and the Alabama Superintendent of Banks to the same degree and legal effect that such Order would be binding on the Bank if the Alabama Superintendent of Banks had issued a separate Order and included and incorporated all of the provisions of this Order pursuant to the provisions of section 5-2A-12 of the Code of Alabama.
     By Order of the Board of Governors of the Federal Reserve System and the Superintendent effective this 4th day of November, 2008.

CAPITALSOUTH BANCORP		BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

By:	s/s W. Dan Puckett	By:	s/s Jennifer J. Johnson

	W. Dan Puckett		Jennifer J. Johnson
	Chairman of the Board of Directors		Secretary of the Board

CAPITALSOUTH BANK		ALABAMA STATE SUPERINTENDENT OF BANKS

By:	s/s W. Dan Puckett

	W. Dan Puckett	By:	s/s John D. Harrison

	Chairman of the Board of Directors		John D. Harrison Superintendent of Banks
State of Alabama